EAGLE RIVER INTERACTIVE TO ACQUIRE MASTERING COMPUTERS, INC.

     For More Information:

     Marc Pinto (financial analysts)
     Eagle River Interactive
     970-845-3002

     Elaine Knechtel (press)
     Eastwick Communications
     415-306-4191

     Tom Graunke    Mastering Computers, Inc.
     602-998-7500
AVON,  CO--JULY 31, 1996 --Eagle River Interactive  (NASDAQ:ERIV)
today announced that it has entered into a merger agreement to acquire Mastering Computers, Inc., a privately held provider of Microsoft WindowsR operating system training solutions for professional computer support personnel. The agreement provides for Eagle River Interactive to issue 1,175,000 shares of common stock in exchange for all the outstanding shares of Mastering Computers stock. Eagle River Interactive intends to account for the transaction as a pooling of interests. The merger is expected to close later this week.

Upon completion of the transaction, Mastering Computers will become a wholly owned subsidiary of Eagle River Interactive and will expand the combined company's interactive training offerings by providing content that is being used to create computer-based training products. Tom Graunke, currently President and sole shareholder of Mastering Computers, will serve as President of Eagle River Interactive's Mastering Computers subsidiary as well as become an Executive Vice President of Eagle River Interactive. Graunke is the brother of Terry Graunke, Chairman, President, and Chief Executive Officer of Eagle River Interactive.

Based in Scottsdale, Arizona, Mastering Computers specializes in training solutions for the Microsoft WindowsR 95, NT, and 3.1
operating   systems.   The  company,  which   has a strategic
relationship with Microsoft, provides WindowsR operating system training solutions through seminars and on-site workshops on a nationwide basis, augmented by computer-based training (CBT) media, videos and newsletters. Mastering Computers has trained over 150,000 MIS professionals, network administrators, and PC support personnel to effectively support WindowsR and in 1996 expects to train over 50,000 professionals, making them one of the largest WindowsR operating systems trainers in the world. For the year ended December 31, 1995, Mastering Computers had revenue of approximately $10 million. The Company employs 172 full time employees.

Commenting on the acquisition, Eagle River Interactive Executive Vice President and General Manager Melinda Gladitsch said, "Early on, as we became strategic partners with our customers, we
recognized   that  interactive  training  was   a key   market.


Dataquest, a leading market research firm, estimates that computer-based training is the fastest growing piece of the $9 billion worldwide information technology training market, and New Media magazine estimates the annual sales for corporate CBT alone to be $3.2 billion by 1998. Eagle River Interactive has been a player in the area by providing interactive training products to customers such as Xerox Corporation, Eastman Kodak, and Kaiser Permanente. We intend to achieve critical mass quickly by acquiring content providers such as Mastering Computers."

"Mastering Computers, already a well respected and profitable company, is a leader in corporate training and has been a customer of ours," said Gladitsch. "We plan to continue to convert their successful training product portfolio into computer based training products and have staffed up for that in anticipation of this acquisition. Joining forces with Mastering Computers gives us the opportunity to participate more fully in CBT revenue opportunities."
Tom Graunke, President of Mastering Computers, said, "We are excited to become a part of Eagle River Interactive. It's an excellent fit for both companies. Our experience is that the most effective training is based on an interactive model, which is why our engaging seminar series is so successful. We have been moving in the direction of taking that interactive teaching model to the next level by bringing interactive CBT to our offerings. We believe the synergies that will result from the joining of our talents will benefit our customers in terms of enhanced employee programs, increased flexibility and lower cost of business training."
The statements in this press release regarding the Company's plans and intentions are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, quarterly fluctuations in results, the management of growth, the competitive environment and risks as detailed from time to time in the Company's Securities and Exchange Commission filings, including the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.
Founded in 1994, Eagle River Interactive develops and deploys interactive solutions that enable companies to communicate more effectively with their customers and employees. The company combines strategic business acumen, technological ingenuity, and creative expertise to deliver interactive solutions using the Internet and World Wide Web, informational and transactional kiosks, and CD-ROMs. The company has developed interactive sales, marketing, training and corporate communications solutions for many of the world's leading consumer, technology and service companies including Disney, Hewlett-Packard, Intel, Kaiser Permanente, McDonalds, Sharp, Sony, Sun Microsystems and Toyota. Eagle River Interactive has offices in Avon, CO; Mountain View and Los Angeles, CA; Dallas, TX; Chicago, IL; New York, NY; and Portland, OR. The Company's Web site is located at http://www.eriver.com
Founded in 1988, Mastering Computers provides industry leading technical support training for Information Systems professionals on Microsoft WindowsR 95, NT, and 3.1 operating systems through both leader led and computer-based training media. Through a unique interactive style of training and their strategic relationship with Microsoft, the company is able to provide cutting edge content for corporate MIS departments essential to support these environments. Mastering Computers has provided training for most of the Fortune 500 companies including Xerox, Coca Cola, Merck, Lockheed, EDS and General Motors. The Company is headquartered in Scottsdale, AZ. The Company's Web site is located at http://www.masteringcomputers.com

Dayna Deaton                                 tel.  (415) 5261029
Eagle River Interactive                      fax   (415) 526-1100
V.P., Marketing                              pager (800)8900328
650 Castro Street Ste 280
http://www.eriver.com
Mountain View, CA 94041